Exhibit 10.2

EXCLUSIVE TECHNICAL SUPPORT SERVICE AGREEMENT

BY AND BETWEEN

Changchun Fangguan Electronics Technology Co., Ltd.

AND

Changchun Fangguan Photoelectric Display Technology Co., Ltd.

December 27, 2018

EXCLUSIVE TECHNICAL SUPPORT SERVICE AGREEMENT

THIS EXCLUSIVE TECHNICAL SUPPORT SERVICE AGREEMENT (this “Agreement”) is entered into in Dalian as of the 27th day of December, 2018 by and between the following two Parties:

(1)	Changchun Fangguan Electronics Technology Co., Ltd. (hereinafter “Party A”), with its registered address:No.777 Haian Road, Economic Development Zone, Changchun City ; and

For the purpose of this Agreement, the reference to Party A hereinafter shall mean Party A and each of its subsidiaries and/or any companies or other entities as controlled thereby.

(2)	Changchun Fangguan Photoelectric Display Technology Co., Ltd. (hereinafter “Party B”), with its registered address: No.777 Haian Road, Economic Development Zone, Changchun City; and

(Party A and Party B individually being referred to as a “Party” and collectively the “Parties”).

WHEREAS:

(1)	Changchun Fangguan Electronics Technology Co., Ltd is a company engaged in development, research, manufacturing and marketing of liquid crystal materials, liquid crystal displays and liquid crystal modules; wholesale and retail of ITO conductive glass, integrated circuit chips and electronic components; it has passed the certifications of ISO14001 environmental management system and TS16949 quality management system..

(2)	Party B is company engaged in research, development, marketing and technical consulting of liquid crystal materials, modules and displays; wholesale and retail of integrated circuit chips, electronic components and etc.; it has obtained approvals and licenses as required to be engaged in those business.

(3)	Party A wishes to engage Party B to provide related services, and Party B agrees to provide Party A with necessary technical support and assistance.

The Exclusive Technical Support Service Agreement is hereby to read, and the Parties hereby agree upon mutual friendly consultations, as follows:

Article 1: Definition

1.1	Except as otherwise construed in the terms or context hereof, the following terms in this Agreement shall be interpreted to have the following meanings:

“Party A’s Business” shall mean any and all businesses engaged in and developed by Party A currently and at any time during the valid term hereof.

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“Services” shall mean the services to be provided by Party B exclusively to Party A, which are related to Party A’s Business, with a technical platform combining software and hardware as well as relevant technical support and maintenance services, including but not limited to:

(1)	provision of solutions for Research & Development of products and products supply;

(2)	provision of the rights to use production equipment necessary for Party A’s Business;

(3)	daily management, maintenance and upgrading of the equipment of production and inspection;

(4)	development, maintenance and upgrading of the related applied and management software; and

(5)	other related technical and consultancy services in relation to or required by Party A’s Business.

“Annual Business Plan” shall mean the development plan and budget report for Party A’s Business in the next year which is prepared by Party A with the assistance of Party B pursuant to this Agreement.

“Service Fee” shall mean all fees to be paid by Party A to Party B pursuant to Article 3 of this Agreement in respect of the Services provided by Party B.

“Equipment” shall mean any and all equipment owned by Party B or purchased by Party B from time to time for the purpose of provision of the Services.

“Business Income” shall mean the aggregate of all main business incomes and other business incomes as recognized by Party A in the process of its business operations (before the deduction of related costs, fees and taxes).

1.2	The references to any laws and regulations (hereinafter the “Law”) herein shall be deemed (1) to include the references to the amendments, changes, supplements and reenactments of such Law, irrespective of whether they take effect before or after the conclusion of this Agreement; and (2) to include the references to other decisions, notices or regulations enacted in accordance therewith or effective as a result thereof.

1.3	Except as otherwise stated in the context herein, all references to an Article, clause, item or paragraph shall refer to the relevant part of this Agreement.

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Article 2: Services

2.1	Party B shall provide the Services to Party A pursuant to this Agreement, and Party A shall accept the Services provided by Party B and shall endeavor to cooperate with Party B in Party B’s provision of the Services.

2.2	Party B shall procure various equipment reasonably necessary for the provision of the Services and shall purchase and procure new equipment in accordance with Party A’s Annual Business Plan, as to meet the demand for its provision of quality Services.

2.3	At the request of Party B, Party A shall discuss and decide with Party B prior to the date of November 30 of each year the Annual Business Plan of Party A for the next year, so as for Party B to make appropriate arrangement for its Services plan and purchase necessary equipment. In case that Party A needs Party B to purchase new equipment contingently, Party A shall discuss the same with Party B fifteen (15) days in advance and obtain Party B’s consent thereto.

2.4	The Services provided by Party B hereunder shall be of an exclusive nature. During the valid term hereof, without Party B’s prior written consent, Party A shall not enter into any agreement with any other third party as to engage such third party to provide to Party A services identical or similar to the Services provided by Party B.

Article 3: Service Fee

3.1	In respect of the Services to be provided by Party B pursuant to Article 2 hereof, at the request of Party B, Party A agrees to pay to Party B pursuant to 3.2 hereof the Service Fee as follows:

3.1.1	a performance fee equivalent to 5% of the total revenue of Party A in any fiscal year;

3.1.2	depreciation amount on equipment to be determined by accounting rules of China; and

3.1.3	annual service fee, the amount of which shall be the total business incomes of the whole year minus fees of (1) and (2); where the amount of 3.1 (1), 3.1 (2) and 3.1(3) exceed total net profit of the whole year of Party A, the annual service fee payable from Party A to Party B is limited to total net profit of Party A. Party B has the right to set and revise annually this service fee unilaterally with reference to the performance of Party A.

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3.2	At the request of Party B, Party A shall pay the Service Fee to Party B on a quarterly basis. Prior to January 31, April 30, July 31 and October 31 each year, Party A shall pay to Party B the performance fee set out in 3.1 according to the percentage set out in the preceding Article and the amount of Party A’s total business income in the preceding three (3) months as set forth in 3.1.2 and 3.1.3 above; after the end of each of Party A’s fiscal year, Party A and Party B shall, on the basis of Party A’s total annual business income in the preceding year which is mutually accepted by the Parties, carry out the overall examination and verification on the Service Fee actually payable by Party A, and shall make corresponding payment adjustment within thirty (30) days of the commencement of the next fiscal year.

3.3	Party A shall, according to the provisions of this Article, wire all Service Fees in a timely manner into the bank account designated by Party B. In case that Party B is to change its bank account, it shall notify Party A in writing of such change seven (7) working days in advance.

3.4	Upon expiration or termination of this Agreement, Party A shall, within thirty (30) days of the date of the expiration or termination of this Agreement, pay all the remaining part of the Service Fee to Party B.

3.5	Party A shall, according to the provisions of Article 3 hereof, provide Party B with the information concerning its business income, and shall pay the full amount of the Service Fee to Party B in a timely manner; at the request of Party B, Party A shall permit Party B to review and examine its accounting records, as to verify the amount of its business income.

Article 4: Work Product, Intellectual Property and Proprietary Information

4.1	Both Parties acknowledge that all work products, intellectual property and proprietary information involved or generated in the process of Party B’s provision of the Services shall belong to Party B, but excluding the followings:

4.1.1	intellectual property legally owned by any third party, which Party A or Party B has obtained legally the right to use through license or otherwise;

4.1.2	customer information obtained during the process of Party A’s Business; such customer information shall belong to Party A and Party B jointly; and

4.1.3	items agreed to otherwise between the Parties in writing.

Article 5: Representations and Warranties

5.1	Party A represents and warrants hereby as follows:

5.1.1	it is a company of limited liabilities duly registered and validly existing under the laws of its incorporation jurisdiction with independent legal person qualification, with full and independent legal status and legal capacity to execute, deliver and perform this Agreement, and may act independently as a party to legal actions.

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5.1.2	it has full corporate power and authorization to execute and deliver this Agreement and all the other documents to be entered into by it in relation to the transaction referred to herein, and it has the full power and authorization to complete the transaction referred to herein. This Agreement shall be executed and delivered by it legally and properly. This Agreement constitutes the legal and binding obligations of it and is enforceable against it in accordance with its terms and conditions.

5.1.3	it has obtained complete business permits as necessary for its operations upon this Agreement taking effect, and it has sufficient rights and qualifications to operate within PRC the businesses of development, research, manufacturing and marketing of liquid crystal materials, liquid crystal displays and liquid crystal modules, wholesale and retail of ITO conductive glass, integrated circuit chips and electronic components and other Party A’s Business it is currently engaged in.

5.2	Party B represents and warrants hereby as follows:

5.2.1	it is a company of limited liabilities duly registered and validly existing under the laws of its incorporation jurisdiction with independent legal person qualification, with full and independent legal status and legal capacity to execute, deliver and perform this Agreement, and may act independently as a party to legal actions.

5.2.2	it has full corporate power and authorization to execute and deliver this Agreement and all the other documents to be entered into by it in relation to the transaction referred to herein, and it has the full power and authorization to complete the transaction referred to herein. This Agreement shall be executed and delivered by it legally and properly. This Agreement constitutes the legal and binding obligations of it and is enforceable against it in accordance with its terms and conditions.

Article 6: Special Undertakings by Party A

Party A hereby undertakes as follows:

6.1	it must take all necessary measures during the term of this Agreement to obtain promptly all the business permits requisite under then applicable Law and necessary for the purpose of Party A’s Business operation, and to keep all the business permits to remain in effect at any time.

6.2	It must use its best efforts during the term of this Agreement to develop Party A’s Business, so as to maximize the profits.

6.3	Party A must respect Party B’s work product and intellectual property, and shall take all necessary or practical measures to protect Party B’s work product and intellectual property during the term of this Agreement.

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Article 7: Indemnification

At the request of Party B, Party A agrees that it shall indemnify and keep Party B harmless from any and all losses Party B suffers or may suffer as the result of the execution and performance hereof and of Party A’s Business, including but not limited to any loss arising from any litigation, repayment pursuit, arbitration, claims lodged by any third party or administration investigations and/or penalties by government authorities against it in relation to Party A’s Business; provided that losses due to Party B’s willful or gross fault shall be excluded from such indemnification.

Article 8: Confidentiality

8.1	Notwithstanding termination of this Agreement, Party A shall be obligated to keep in confidence (i) the execution, performance and the contents of this Agreement; (ii) the commercial secret, proprietary information and customer information in relation to Party B known to or received by it as the result of execution and performance of this Agreement; and (iii) the customer information and other non-public information jointly owned by it with Party B (hereinafter collectively the “Confidential Information”). Party A may use such Confidential Information only for the purpose of performing its obligations under this Agreement. Party A shall not disclose the above Confidential Information to any third party without the written consent of Party B, otherwise Party A shall bear the default liability and indemnify the losses.

8.2	Upon termination of this Agreement, Party A shall, upon request by Party B, return, destroy or otherwise dispose of all the documents, materials or software containing the Confidential Information and suspend using such Confidential Information.

8.3	Notwithstanding any other provisions herein, the validity of this Article shall not be affected by the suspension or termination of this Agreement.

Article 9: Force Majeure

In the event of earthquake, typhoon, flood, fire, war, computer virus, loophole in the design of tooling software, computer system or internet encountering a hacker, invasion or disastrous spreading of computer virus, affection by the technical adjustment of telecommunication departments, temporary close-down of websites due to government supervision, or change of policies or laws, and other unforeseeable or unpreventable or unavoidable event of force majeure, which directly prevents a Party from performing this Agreement or performing the same on the agreed condition, the Party encountering such a force majeure event shall forthwith issue a notice by a facsimile and, within thirty (30) days, present the documents evidencing the details of such force majeure event and the reasons for which this Agreement is unable to be performed or is required to be postponed in its performance, and such evidencing documents shall be issued by the notarial office of the area where such force majeure event takes place. The Parties shall consult each other and decide whether this Agreement shall be waived in part or postponed in its performance with regard to the extent of impact of such force majeure event on the performance of this Agreement. No Party shall be liable to compensate for the economic losses brought to the other Party by the force majeure event.

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Article 10: Term of Agreement

10.1	This Agreement shall take effect as of the date of formal execution by the Parties and supersede the Exclusive Technical Support Service Agreement as of its effective date, and shall remain in force with no express expiration unless as earlier terminated in writing by the Parties.

Article 11: Notice

11.1	Any notice, request, demand and other correspondences made as required by or in accordance with this Agreement shall be made in writing and delivered to the relevant Party.

11.2	The abovementioned notice or other correspondences shall be deemed to have been delivered when it is transmitted if transmitted by facsimile or telex; it shall be deemed to have been delivered when it is delivered if delivered in person; it shall be deemed to have been delivered five (5) days after posting the same if posted by mail.

Article 12: Default Liability

12.1	The Parties agree and acknowledge that, if any Party (hereinafter the “Defaulting Party”) breaches substantially any of the agreements made under this Agreement, or fails substantially to perform any of the obligations under this Agreement, such a breach shall constitute a default under this Agreement (hereinafter a “Default”), then the non-defaulting Party (hereinafter the “Non-defaulting Party”) shall have the right to require the Defaulting Party to rectify such Default or take remedial measures within a reasonable period. If the Defaulting Party fails to rectify such Default or take remedial measures within such reasonable period or within ten (10) days of the other Party notifying the Defaulting Party in writing and requiring it to rectify the Default, then (1) in case of Party A being the Defaulting Party, Party B shall have the right to terminate this Agreement and require the Defaulting Party to indemnify it for the damage; (2) in case of Party B being the Defaulting Party, the Non-defaulting Party shall have the right to terminate this Agreement and require the Defaulting Party to indemnify it for the damage, and under no circumstances shall the Non-defaulting Party have the right to terminate or dissolve this Agreement or the authorization under this Agreement.

12.2	Notwithstanding any other provisions herein, the validity of this Article shall stand disregarding the suspension or termination of this Agreement.

Article 13: Miscellaneous

13.1	This Agreement shall be made in Chinese version with English translation. In case of discrepancies between the two versions, the Chinese version shall prevail. This Agreement shall be executed in two (2) originals with one (1) original for each Party.

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13.2	The formation, validity, execution, amendment, interpretation and termination of this Agreement shall be subject to the PRC Laws.

13.3	Any disputes arising hereunder and in connection herewith shall be settled through consultations between the Parties, and if the Parties cannot reach an agreement regarding such disputes within thirty (30) days of their occurrence, such disputes shall be submitted to China International Economic and Trade Arbitration Commission for arbitration in accordance with its Arbitration Rules in effect at the time of the arbitration. The arbitration shall be held in Dalian and the language used will be Chinese. The arbitral award shall be final and binding upon the Parties.

13.4	Any rights, powers and remedies empowered to any Party by any provisions herein shall not preclude any other rights, powers and remedies enjoyed by such Party in accordance with laws and other provisions under this Agreement, and the exercise of its rights, powers and remedies by a Party shall not preclude its exercise of its other rights, powers and remedies by such Party.

13.5	Any failure or delay by a Party in exercising any of its rights, powers and remedies hereunder or in accordance with laws (hereinafter the “Party’s Rights”) shall not result in a waiver of such rights, and the waiver of any single or partial exercise of the Party’s Rights shall not preclude such Party from exercising such rights in any other way and exercising the remaining part of the Party’s Rights.

13.6	The titles of the Articles contained herein shall be for reference only, and in no circumstances shall such titles be used in or affect the interpretation of the provisions hereof.

13.7	Each provision contained herein shall be severable and independent from each of other provisions, and if at any time any one or more articles herein become invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions herein shall not be affected as a result thereof.

13.8	Any amendments or supplements to this Agreement shall be made in writing and shall take effect only when properly signed by the Parties to this Agreement.

13.9	No Party shall assign any of its rights and/or obligations hereunder to any third party without the prior written consent of the other Party.

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13.10       This Agreement shall be binding on the legal successors of the Parties.

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IN WITNESS WHEREOF, the Parties or their respective authorized representatives have caused this Agreement to be executed as of the date and in the place first here above mentioned.

Changchun Fangguan Electronics Technology Co., Ltd.. (Company chop)

By:/s/ Jialin Liang

Name: Jialin Liang

Changchun Fangguan Photoelectric Display Technology Co., Ltd. (Company chop)

By:	/s/ Biao Shang
Name: Biao Shang Position: Authorized Representative

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